Exhibit 99.1

                                                   Citizens Communications
                                                   3 High Ridge Park
                                                   Stamford, CT  06905
                                                   203.614.5600
                                                   Web site: www.czn.com

Contact:
David Whitehouse
Senior Vice President  & Treasurer
203.614.5708
david.whitehouse@czn.com

        Citizens Communications Reports Solid 2008 First-Quarter Results

          * Data and internet services revenue up 24% year over year
          * 20,200 high speed internet  additions
          * Continued  strong operating income and cash flow margins
          * 2008 free cash flow  guidance  increased
          * First  quarter  dividend  payout ratio of 48%
          * Dish Network video customers exceed 100,000

Stamford, Conn., May 5, 2008 -- Citizens Communications (NYSE:CZN) today reported first quarter 2008 revenue of $569.2 million, operating income of $164.3 million, and net income of $45.6 million.

"Citizens Communications had solid financial and operating results for the first quarter of 2008," said Maggie Wilderotter, Chairman and CEO. "Our first quarter performance is a direct result of our ongoing primary focus on keeping customers, upgrading them to new products and services and putting new customers on service. As a result of continued effective expense management we achieved an operating cash flow margin of 53.7%. Adjusted to exclude severance and early retirement costs, our operating cash flow margin would have been 54.2%. We continue to build on our successful promotional initiatives to increase the penetration of High- Speed Internet and other bundled product offerings, including the roll-out of our "Peace of Mind" product suite."

Revenue for the first quarter of 2008 was $569.2 million, as compared to $556.1 million in the first quarter of 2007, a 2 percent increase. The 2008 period includes $62.0 million of additional revenues in the aggregate contributed by the operations of Commonwealth Telephone Enterprises, which was acquired on March 8, 2007, and Global Valley Networks, which was acquired on October 31, 2007. The 2007 period includes the favorable one-time impact to access revenues of $38.7 million due to the settlement of a switched access dispute. Excluding the additional revenue due to the Commonwealth and Global Valley acquisitions and the one-time favorable settlement in the first quarter of 2007, revenue for the first quarter of 2008 would have declined by $10.2 million, or 2 percent, as compared to the first quarter of 2007. Our revenue declined as a result of lower access lines, subsidy revenue and switched access revenue, partially offset by a $12.7 million increase in data and internet services revenue.

Other operating expenses and network access expenses for the first quarter of 2008 were $263.8 million, as compared to $240.7 million in the first quarter of 2007. The increase of $23.1 million in 2008 as compared to the first quarter of 2007 is primarily the result of $21.5 million in additional expenses attributable to the acquired operations of Commonwealth and Global Valley. The purchases of Commonwealth and Global Valley have enabled the Company to leverage its centralized back office, customer service and administrative support functions over a larger customer base.

Depreciation and amortization expense for the first quarter of 2008 was $141.1 million, as compared to $122.2 million in the first quarter of 2007, a 15 percent increase, reflecting the impact of a larger asset base due to the 2007 acquisitions, partially offset by a declining net asset base for our legacy Citizens properties.

Operating income for the first quarter of 2008 was $164.3 million and operating income margin was 28.9 percent, as compared to operating income of $193.3 million and operating income margin of 34.8 percent in the first quarter of 2007. The first quarter 2008 decrease of $29.0 million is primarily the result of the favorable one-time impact of $38.7 million in revenue recognized in the first quarter of 2007 from the settlement of a switched access dispute.

Investment and other (loss) income, net reflects the premium paid of $6.3 million to repurchase a portion of the Company's 9.25% Senior Notes due 2011.

The Company lost approximately 43,100 access lines, of which 15 percent were second lines, during the first quarter of 2008 and had more than 2,387,100 access lines at March 31, 2008.

The Company added approximately 20,200 high-speed internet customers during the first quarter of 2008 and had more than 543,000 high-speed internet customers at March 31, 2008. The Company added approximately 7,800 video customers during the first quarter of 2008 and had more than 101,400 video customers at March 31, 2008.

Capital expenditures were $48.0 million for the first quarter of 2008.

Free cash flow was $172.8 million for the first quarter of 2008. The Company's dividend represents a payout of 48 percent of free cash flow for the first quarter of 2008.

During the first quarter of 2008, the Company repurchased 2,317,000 shares of its common stock for $24.8 million. In addition, during the first quarter, the Company repurchased $128.7 million principal amount of its 9.25% Senior Notes due 2011 for $135.0 million, and also retired all of its outstanding interest rate swap agreements.

The Company has increased its free cash flow estimate for 2008 to approximately $470.0 million to $495.0 million after calculating the impact, preliminarily, that the "Economic Stimulus Act of 2008" will have on its cash paid for income taxes.

                                     -MORE-

The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow. A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company's financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company's core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and
(iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations. Management uses these non-GAAP financial measures to plan and measure the performance of its core operations, and its divisions measure performance and report to management based upon these measures. In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude $38.7 million in access revenue for the favorable impact of the one-time carrier dispute settlement in the first quarter of 2007, and $2.9 million and $0.2 million of severance and early retirement costs in the first quarter of 2008 and 2007, respectively, because the Company believes that the magnitude of such revenues in the first quarter of 2007 is unusual, and such costs in the first quarter of 2008 materially exceeds the comparable costs in the first quarter of 2007.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company's underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company's ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures. The Company believes that the non-GAAP financial measures are meaningful and useful for the reasons outlined above.


                                     -MORE-

While the Company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

About Citizens Communications
Citizens Communications Company (NYSE:CZN) operates under the brand name of Frontier and offers telephone, television and internet services in 24 states with approximately 5,800 employees. More information is available at www.czn.com, www.frontieronline.com and www.frontier.myway.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "believe," "anticipate," "expect," and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties are based on a number of factors, including but not limited to: reductions in the number of our access lines and high-speed internet subscribers; the effects of competition from cable, wireless and other wireline carriers (through voice over internet protocol (VOIP) or otherwise); the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product offerings and the risk that we will not respond on a timely or profitable basis; the effects of general and local economic, business, industry and employment conditions on our revenues; our ability to effectively manage service quality; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to our customers; our ability to sell enhanced and data services in order to offset ongoing declines in revenue from local services, switched access services and subsidies; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulators; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, including potential changes in state rate of return limitations on our earnings, access charges and subsidy payments, and regulatory network upgrade and reliability requirements; our ability to effectively manage our operations, operating expenses and capital expenditures, to pay dividends and to reduce or refinance our debt; adverse changes in the credit markets and/or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability and/or increase the cost of financing; the effects of bankruptcies in the telecommunications industry, which could result in potential bad debts; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our ongoing network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, and/or federal or state tax assessments; the effects of state regulatory cash management policies on our ability to transfer cash among our subsidiaries and to the parent company; our ability to successfully renegotiate union contracts expiring in 2008 and thereafter; our ability to pay a $1.00 per common share dividend annually, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes (which will increase in the future) and our liquidity; the effects of fully utilizing our federal net operating loss carryforwards and alternative minimum tax (AMT) credit carryforwards, that were generated in prior years, have significantly increased our cash taxes in 2007 and will continue to do so in 2008 and 2009; the effects of any future liabilities or compliance costs in connection with worker health and safety matters; and the effects of any unfavorable outcome with respect to any of our current or future legal, governmental or regulatory proceedings, audits or disputes. These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

                                                        ###

TABLES TO FOLLOW


                         Citizens Communications Company
                         Consolidated Financial Data (1)



                                                                 For the quarter ended
                                                                        March 31,
                                                              ----------------------------        %
(Amounts in thousands, except per share amounts)                 2008            2007          Change
                                                              ------------------------------------------

Income Statement Data
  Revenue                                                        $569,205        $556,147  (2)      2%
                                                              ------------    ------------

  Network access expenses                                          60,549          51,397          18%
  Other operating expenses                                        203,264         189,267           7%
  Depreciation and amortization                                   141,080         122,181          15%
                                                              ------------    ------------
  Total operating expenses                                        404,893         362,845          12%
                                                              ------------    ------------

  Operating income                                                164,312         193,302         -15%
  Investment and other (loss) income, net (3)                      (1,235)         10,017        -112%
  Interest expense                                                 90,860          93,964          -3%
                                                              ------------    ------------
  Income before income taxes                                       72,217         109,355         -34%
  Income tax expense                                               26,628          41,688         -36%
                                                              ------------    ------------
Net income attributable to common shareholders                   $ 45,589        $ 67,667         -33%
                                                              ============    ============

Weighted average shares outstanding                               326,173         326,542           0%

Basic net income per share attributable to
     common shareholders (4)                                     $   0.14        $   0.21  (2)    -33%

Other Financial Data
Capital expenditures                                             $ 47,986        $ 45,111           6%
Operating cash flow (5)                                           305,392         315,483          -3%
Free cash flow (5)                                                172,810         187,555          -8%
Dividends paid                                                     82,103          85,462          -4%
Dividend payout ratio (6)                                             48%             46%           4%


(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.
(2) Includes the $38.7 million favorable impact of a carrier dispute settlement, representing $.07 per share.
(3) Includes $6.3 million for premium on debt repurchases and $4.0 million for bridge loan fee for the quarters ended March 31, 2008 and 2007, respectively.
(4)  Calculated based on weighted average shares outstanding.
(5) A reconciliation to the most comparable GAAP measure is presented at the end of these tables.
(6)  Represents dividends paid divided by free cash flow.




                         Citizens Communications Company
                  Consolidated Financial and Operating Data (1)



                                                             For the quarter ended
                                                                    March 31,
                                                          -----------------------------         %
(Amounts in thousands, except operating data)                 2008           2007            Change
                                                          ---------------------------------------------


Select Income Statement Data
Revenue
     Local services                                         $  217,158      $  204,444  (2)         6%
     Data and internet services                                145,982         118,024  (2)        24%
     Access services                                           107,818         139,024  (3)       -22%
     Long distance services                                     46,453          40,428             15%
     Directory services                                         28,628          28,670              0%
     Other                                                      23,166          25,557             -9%
                                                          -------------  --------------
Total revenue                                                  569,205         556,147              2%
                                                          -------------  --------------

Expenses
     Network access expenses                                    60,549          51,397  (2)        18%
     Other operating expenses (4)                              203,264         189,267  (2)         7%
     Depreciation and amortization                             141,080         122,181             15%
                                                          -------------  --------------
Total operating expenses                                       404,893         362,845             12%
                                                          -------------  --------------

Operating Income                                            $  164,312      $  193,302            -15%
                                                          =============  ==============

Other Financial and Operating Data
     Employees                                                   5,828           6,355             -8%
     Access lines (5)                                        2,387,108       2,538,471             -6%
     High-speed internet (HSI) subscribers (5)                 543,020         464,056             17%
     Video subscribers                                         101,410          76,009             33%
     Switched access minutes of use (in millions)                2,602           2,528              3%
     Average monthly revenue per average
        access line                                         $    78.77      $    84.38  (6)        -7%


(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.
(2) Reflects a reclassification of $1.6 million of revenue related to our CTE acquisition from local services to data and internet services. Also, expenses reflect a reclassification of $0.6 million of expenses related to our CTE acquisition from other operating expenses to network access expenses.
(3)  Includes  the  $38.7  million   favorable   impact  of  a  carrier  dispute
     settlement.
(4) For the quarter ended March 31, 2008 and 2007, includes severance and early retirement costs of $2.9 million and $0.2 million, respectively.
(5) Access lines and high-speed internet subscribers as of December 31, 2007 have been revised by 1,500 to 2,430,177 and by 1,000 to 522,845, respectively, arising from the GVN billing system conversion.
(6) For the quarter ended March 31, 2007, the calculation excludes CTE and GVN data and includes the $38.7 million favorable one-time impact from the settlement of a switched access dispute. The amount is $78.29 without the $38.7 million favorable one-time impact from the settlement.


                         Citizens Communications Company
                  Condensed Consolidated Balance Sheet Data (1)

(Amounts in thousands)

                                                                          March 31, 2008          December 31, 2007
                                                                        --------------------      -------------------
                                      ASSETS
                                      ------
Current assets:
    Cash and cash equivalents                                                   $   227,634              $   226,466
    Accounts receivable and other current assets                                    266,893                  297,688
                                                                        --------------------      -------------------
      Total current assets                                                          494,527                  524,154

Property, plant and equipment, net                                                3,288,135                3,335,244

Other long-term assets                                                            3,345,939                3,396,671
                                                                        --------------------      -------------------
           Total assets                                                         $ 7,128,601              $ 7,256,069
                                                                        ====================      ===================

                       LIABILITIES AND SHAREHOLDERS' EQUITY
                       ------------------------------------
Current liabilities:
    Long-term debt due within one year                                          $     3,814              $     2,448
    Accounts payable and other current liabilities                                  364,954                  443,443
                                                                        --------------------      -------------------
      Total current liabilities                                                     368,768                  445,891

Deferred income taxes and other liabilities                                       1,072,780                1,075,382
Long-term debt                                                                    4,747,265                4,736,897
Shareholders' equity                                                                939,788                  997,899
                                                                        --------------------      -------------------
           Total liabilities and shareholders' equity                           $ 7,128,601              $ 7,256,069
                                                                        ====================      ===================

(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.


                    Citizens Communications Company
                     Consolidated Cash Flow Data (1)

                         (Amounts in thousands)

                                                                           For the three months ended March 31,
                                                                         -----------------------------------------
                                                                               2008                   2007
                                                                         -----------------     -------------------

Cash flows provided by (used in) operating activities:
Net income                                                                      $  45,589             $    67,667
Adjustments to reconcile income to net cash provided
   by operating activities:
     Depreciation and amortization expense                                        141,080                 122,181
     Stock based compensation expense                                               3,019                   3,407
     Losses on extinguishment of debt                                               6,290                   4,026
     Other non-cash adjustments                                                    (1,413)                  2,982
     Deferred income taxes                                                           (282)                 23,614
     Change in accounts receivable                                                 19,057                  10,366
     Change in accounts payable and other liabilities                             (70,261)                (57,242)
     Change in other current assets                                                (1,568)                 (1,714)
                                                                         -----------------     -------------------
Net cash provided by operating activities                                         141,511                 175,287

Cash flows provided from (used by) investing activities:
     Capital expenditures                                                         (47,986)                (45,111)
     Cash paid for Commonwealth acquisition, net                                        -                (649,507)
     Other assets (purchased) distributions received, net                             654                     571
                                                                         -----------------     -------------------
Net cash used by investing activities                                             (47,332)               (694,047)

Cash flows provided from (used by) financing activities:

     Long-term debt borrowings                                                    135,000                 950,000
     Long-term debt payments                                                     (129,332)               (327,815)
     Settlement of interest rate swaps                                             15,521                       -
     Debt issuance costs                                                             (857)                (13,841)
     Premium paid to retire debt                                                   (6,290)                      -
     Issuance of common stock                                                         591                   5,119
     Dividends paid                                                               (82,103)                (85,462)
     Common stock repurchased                                                     (24,784)                (12,016)
     Repayment of customer advances for construction                                 (757)                   (602)
                                                                         -----------------     -------------------
Net cash (used by) provided from financing activities                             (93,011)                515,383

Increase (decrease) in cash and cash equivalents                                    1,168                  (3,377)
Cash and cash equivalents at January 1,                                           226,466               1,041,106
                                                                         -----------------     -------------------

Cash and cash equivalents at March 31,                                          $ 227,634             $ 1,037,729
                                                                         =================     ===================

Cash paid during the period for:
     Interest                                                                   $ 121,396             $    97,416
     Income taxes                                                               $   1,859             $     6,786


(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.

                                                                                                  Schedule A

                Reconciliation of Non-GAAP Financial Measures (1)


                                                                   For the quarter ended March 31,
                                                                 -----------------------------------
    (Amounts in thousands)                                            2008              2007
                                                                -----------------  ----------------

    Net Income to Free Cash Flow;
    -----------------------------
       Net Cash Provided by Operating Activities
       -----------------------------------------

    Net income                                                         $  45,589         $  67,667

     Add back:

        Depreciation and amortization                                    141,080           122,181

        Income tax expense                                                26,628            41,688

        Stock based compensation                                           3,019             3,407

     Subtract:
        Cash paid for income taxes                                         1,859             6,786

        Other (loss) income, net (2)                                      (6,339)           (4,509)

        Capital expenditures                                              47,986            45,111

                                                                -----------------  ----------------
    Free cash flow                                                       172,810           187,555  (3)

     Add back:
        Deferred income taxes                                               (282)           23,614

        Non-cash (gains)/losses, net                                       7,896            10,415

        Other (loss) income, net (2)                                      (6,339)           (4,509)

        Cash paid for income taxes                                         1,859             6,786

        Capital expenditures                                              47,986            45,111

     Subtract:
        Changes in current assets and liabilities                         52,772            48,590

        Income tax expense                                                26,628            41,688

        Stock based compensation                                           3,019             3,407

                                                                -----------------  ----------------
    Net cash provided by operating activities                          $ 141,511         $ 175,287
                                                                =================  ================

(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.
(2) Includes $6.3 million for premium on debt repurchases and $4.0 million for bridge loan fee for the quarters ended March 31, 2008 and 2007, respectively.
(3)  Includes  the  $38.7  million   favorable   impact  of  a  carrier  dispute
     settlement.


                                                                                                            Schedule B

                Reconciliation of Non-GAAP Financial Measures (1)


                                      For the quarter ended March 31, 2008            For the quarter ended March 31, 2007
                                   ----------------------------------------  -------------------------------------------------------
 (Amounts in thousands)

                                                   Severance                                             Severance
 Operating Cash Flow and                           and Early                                Carrier      and Early
 -----------------------                As         Retirement       As           As         Dispute     Retirement          As
    Operating Cash Flow Margin       Reported        Costs       Adjusted     Reported      Settlement     Costs         Adjusted
    --------------------------     ------------- -------------------------- -------------------------------------------------------


 Operating Income                     $ 164,312      $ (2,891)    $ 167,203    $ 193,302     $ 38,700        $ (182)      $ 154,784

  Add back:
     Depreciation and amortization      141,080             -       141,080      122,181            -             -         122,181
                                   -------------  ------------ ------------- ------------  -----------  ------------   -------------

 Operating cash flow                  $ 305,392      $ (2,891)    $ 308,283    $ 315,483     $ 38,700        $ (182)      $ 276,965
                                   =============  ============ ============= ============  ===========  ============   =============


 Revenue                              $ 569,205                   $ 569,205    $ 556,147     $ 38,700                     $ 517,447
                                   =============               ============= ============  ===========                 =============

 Operating income margin
    (Operating income divided by
        revenue)                          28.9%                       29.4%        34.8%                                      29.9%
                                   =============               ============= ============                              =============

 Operating cash flow margin
    (Operating cash flow divided by
        revenue)                          53.7%                       54.2%        56.7%                                      53.5%
                                   =============               ============= ============                              =============



(1)  On March 8, 2007,  we acquired  Commonwealth  Telephone  Enterprises,  Inc.
     (CTE) for approximately $1.1 billion, and on October 31, 2007, we acquired Global Valley Networks, Inc. and GVN Services (together GVN) for $62.0 million, and have included the historical results of CTE and GVN from the dates of acquisition.

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